PHOTOMEDEX, INC.
                               147 KEYSTONE DRIVE
                       MONTGOMERYVILLE, PENNSYLVANIA 18936
                              TEL. NO. 215-619-3600
                             FACS. NO. 215-619-3209

                                January 24, 2005

VIA TELECOPIER AND FIRST CLASS MAIL

(202) 942-9585

David Ritenour, Esq.
Securities and Exchange Commission
Division of Corporation Finance
450 Fifth Street NW
Washington, D.C. 20549


                              RE: PHOTOMEDEX, INC.
                       REGISTRATION STATEMENT ON FORM S-3
                               FILE NO. 333-120921


Dear Mr. Ritenour:

      We hereby request that the effectiveness of the above-referenced Registration Statement be accelerated to Monday, January 24, 2005 at 5:00 p.m. (Eastern Time).

                                        PHOTOMEDEX, INC.



                                        By: /s/ Dennis M. McGrath
                                            ------------------------------
                                            Dennis M. McGrath
                                            Chief Financial Officer




cc: JEFFREY P. BERG, ESQ.